UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Asbury Automotive Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Asbury Automotive Group
622 Third Avenue, 37th Floor
New York, NY 10017

March 30, 2006

Dear Stockholders,

On behalf of the Board of Directors and management of Asbury Automotive Group, Inc. (the “Company”), it is our pleasure to invite you to attend the Company’s 2006 Annual Meeting of Stockholders. The meeting will be held on May 5, 2006, at 9:00 a.m. Eastern Daylight Time, at The Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be dealt with at the meeting.

As you know, an important aspect of the annual meeting process is the vote by stockholders on corporate business. I urge you to exercise your rights as a stockholder to vote and participate in the process. Whether or not you plan to attend the meeting, please read the enclosed proxy statement and complete, sign and date the enclosed proxy and return it as promptly as possible in the accompanying postage paid envelope. This will ensure that your shares are represented at the meeting.

Sincerely,

Kenneth B. Gilman President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

ASBURY AUTOMOTIVE GROUP, INC.
622 THIRD AVENUE, 37TH FLOOR
NEW YORK, NEW YORK 10017
(212) 885-2500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 5, 2006

To Our Stockholders:

The 2006 Annual Meeting of Stockholders of Asbury Automotive Group, Inc. (the “Company”) will be held at The Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York, on May 5, 2006, at 9:00 a.m. Eastern Daylight Time, for the purpose of considering and acting upon the following matters:

1.                the election of three members of Class I of the Board of Directors to hold office until the 2009 Annual Meeting of Stockholders;

2.                the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2006;

and such other matters as may properly come before the meeting or any adjournments thereof. The Board of Directors is not aware of any other business scheduled for the meeting. Any action may be taken on the above proposals at the meeting on May 5, 2006, or on any date or dates to which the meeting may be adjourned.

Stockholders of record at the close of business on March 10, 2006 are the stockholders entitled to vote at the meeting and any adjournments. A complete list of stockholders entitled to vote at the meeting will be available for inspection by stockholders during normal business hours at the Company’s corporate headquarters located at 622 Third Avenue, 37th Floor, New York, New York 10017, during the ten days prior to the meeting. This list will also be available for inspection at the meeting.

Your vote is important. Please sign and date the enclosed proxy, and return it promptly in the enclosed envelope to ensure your representation at the meeting. The proxy will not be used if you attend and vote at the meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS,

Lynne A. Burgess Secretary

New York, New York
March 30, 2006

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PERFORMANCE GRAPH	25
RELATED PARTY TRANSACTIONS	26
REPORT OF THE AUDIT COMMITTEE	29
INDEPENDENT AUDITORS’ FEES	30
Audit Fees	30
Audit-Related Fees	30
Tax Fees	30
All Other Fees	30
Audit Committee’s Pre-Approval Policies and Procedures	30
PROPOSAL NO. 2 APPOINTMENT OF INDEPENDENT AUDITORS	31
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING	31
OTHER MATTERS	31
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS	31
ADDITIONAL INFORMATION	32

ASBURY AUTOMOTIVE GROUP, INC.
622 THIRD AVENUE, 37TH FLOOR
NEW YORK, NEW YORK 10017
(212) 885-2500

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2006

This proxy statement is furnished in connection with the solicitation, on behalf of Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), of proxies to be used at the Company’s annual meeting of stockholders, to be held at The Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York, on May 5, 2006, at 9:00 a.m. Eastern Daylight Time, and all adjournments of the meeting. The accompanying Notice of Meeting, this proxy statement and proxy card are first being mailed to stockholders on or about March 30, 2006. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 is included with these materials.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders are being asked to consider and vote upon the matters outlined in the accompanying Notice of Meeting, including:

PROPOSAL 1. Election of three members of Class I of the Board of Directors (the “Board”) to hold office until the 2009 Annual Meeting of Stockholders; and

PROPOSAL 2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2006.

The stockholders will also transact any other business that may properly come before the meeting. Members of the Company’s management team and representatives from Deloitte & Touche LLP will be present at the meeting to make a statement if they so desire and to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the annual meeting was March 10, 2006. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. Attendance at the meeting will be limited to such stockholders of record, their proxies, beneficial owners having evidence of ownership on the record date and invited guests of the Company.

The Company’s sole outstanding capital stock is its common stock, par value $0.01 per share. Except as otherwise required by law, or as described in this proxy statement, each holder of the Company’s common stock is entitled to one vote per share on each matter submitted at the meeting. At the close of business on the record date there were 32,973,156 shares of the Company’s common stock outstanding representing 32,973,156 votes eligible to be cast at the meeting by holders of the Company’s capital stock.

What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will be entitled to vote the shares FOR the election of directors (Proposal 1) and FOR the ratification of auditors (Proposal 2). Shares that a broker is not entitled to vote with respect to a proposal are sometimes called “broker non-votes.” The treatment of broker non-votes is described in the following Q&A and below under “How will broker non-votes be treated?”

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of voting stock outstanding on the record date, determined by voting power, will constitute a quorum. Proxies received but marked as abstentions or broker non-votes (i.e., shares that your broker is not permitted to vote) will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the chairman of the meeting may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

1.     You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, your shares will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

2.     You may vote by telephone or on the Internet. If your shares are held in “street name” by a broker or other nominee, you may also be able to give voting instructions by telephone or on the Internet. Please check the voting form provided by your broker or nominee to see if they offer such options.

3.     You may vote in person at the meeting. If you hold your shares of record and attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy from the institution that holds your shares indicating that you were the beneficial owner of the Company’s voting stock on March 10, 2006, the record date for voting at the annual meeting. Please contact your broker or other institution directly if you would like to obtain a proxy to vote your shares directly at the meeting. Even if you plan to attend the meeting, please sign and return your proxy card to ensure that your shares are represented. If you do attend the meeting, any votes you cast at the meeting will supersede your proxy.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting by:

•       signing another proxy with a later date;

•       giving written notice of the revocation of your proxy to the Secretary of the Company prior to the annual meeting; or

•       voting in person at the annual meeting.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•       “FOR” Proposal 1: the election of three members of Class I of the Board of Directors to hold office until the 2009 Annual Meeting of Stockholders; (see page 7); and

•       “FOR” Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2006 (see page 31).

What if I do not specify how my shares are to be voted?

If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted FOR each of the proposals set forth in this proxy statement.

Will any other business be conducted at the meeting?

The Board knows of no other business that will be presented at the meeting. If any other proposal properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

The affirmative vote of a plurality of the votes cast on this proposal is required to elect the three nominees as directors. This means that the three nominees will be elected if they receive more affirmative votes than any other person. If you vote “Withheld” with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Proxies will not be voted for a greater number of persons than the number of nominees named in this proxy statement.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

How many votes are required to ratify the appointment of the Company’s independent auditors?

The ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2006 requires the affirmative vote of a majority of the voting power of the Company’s common stock present at the meeting in person or by proxy and entitled to vote as of the record date.

How will abstentions be treated?

If you abstain from voting on a proposal, your shares will still be included for purposes of determining whether a quorum is present. Because directors are elected by a plurality of votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for Proposal 1. If you abstain from voting on Proposal 2, for which this option is available, your shares will be included in the number of shares voting on the proposal. Consequently, your abstention will have the same practical effect as a vote against the proposal.

How will broker non-votes be treated?

If your shares are held by a broker or other nominee in “street name,” your broker will generally be prohibited from voting such shares on any matter other than FOR the election of directors and FOR the ratification of the Company’s auditors, unless you inform your broker how your shares should be voted. If you don’t provide your instructions by properly completing and returning to your broker the enclosed voting card (or by voting by telephone or Internet, if your broker provides such services), such shares will be treated as “broker non-votes” with respect to any proposals raised at the meeting other than Proposals 1 and 2. Such shares will be included for purposes of calculating the presence of a quorum. Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal.

Who pays for the costs of soliciting proxies?

The Company will pay the cost of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of voting stock. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the ownership of shares of the Company’s common stock by each director and named executive officer listed in the Summary Compensation Table and by all directors and executive officers of the Company as a group. In addition, the table sets forth information about all other persons known to the Company to be the beneficial owner of more than five percent of the Company’s common stock.

The following information is given as of March 10, 2006, the record date. In the case of percentage ownership, the information is based on 32,973,156 shares of the Company’s common stock outstanding on that date. Shares issuable upon exercise of options within 60 days of the record date are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons believed to beneficially own such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other persons. The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the record date through the exercise of any stock option or other right. Inclusion in the table below of such shares, however, does not constitute an admission that the director or named executive officer is a direct or indirect beneficial owner of such shares. Voting power in the table is computed with respect to a general election of directors. So far as is known to the Company, the persons listed below have sole voting and investment power with respect to the shares indicated as believed to be owned by them, except as noted.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	%
Principal Stockholders
Ripplewood Partners L.P.(2)	8,954,900	27.2%
Freeman Spogli(3)	8,595,843	26.1%
Barclays Global Investors, N.A.(4)	2,927,846	8.9%
Current Directors and Nominees
Janet M. Clarke(5)	1,667	*
Timothy C. Collins(6)	—	*
Michael J. Durham(7)	6,667	*
Kenneth B. Gilman(8)	881,718	2.6%
Vernon E. Jordan, Jr.(9)	9,667	*
Philip F. Maritz(9)	9,667	*
Thomas F. McLarty, III(10)	454,114	1.4%
John M. Roth(11)	—	*
Ian K. Snow(5)	1,667	*
Charles B. Tomm(12)	249,039	*
Jeffrey I. Wooley(13)	1,397,591	4.3%
Named Executive Officers Who Are Not Directors
J. Gordon Smith(14)	83,333	*
Lynne A. Burgess(15)	23,333	*
Philip R. Johnson(16)	47,638	*
Brett Hutchinson(17)	15,637	*
All directors and executive officers of Asbury as a group (15 persons)	3,181,738	9.3%

(*)          Denotes less than 1% of the Company’s common stock.

(1)          Several holders of less than 5% of the Company’s common stock could be deemed to be part of a group with beneficial ownership of more than 5% of such common stock based on voting arrangements in a shareholders agreement, dated as of March 1, 2002, as amended (the “Shareholders Agreement”). Collectively, the group, which includes Ripplewood Partners L.P. and Freeman Spogli, owned approximately 65.6% of the Company’s outstanding common stock as of the record date. As these holders expressly disclaim beneficial ownership of the shares of the Company’s common stock beneficially owned by all other parties to the Shareholders Agreement, the Company has not included the names, addresses or the amount of shares owned by these holders in this table.

(2)          Based on a Schedule 13G/A filed with the SEC on February 14, 2006. Represents 51% of the 17,550,743 shares owned by Asbury Automotive Holdings L.L.C. Ripplewood Partners L.P. holds approximately 51% of the membership interests of Asbury Automotive Holdings L.L.C. and is deemed to be a member of a group that owns the shares of Asbury Automotive Holdings L.L.C. The business address of Asbury Automotive Holdings L.L.C. and Ripplewood Partners L.P. is One Rockefeller Plaza, 32nd Floor, New York, NY 10020.

(3)          Based on a Schedule 13G/A filed with the SEC on February 14, 2006. Represents 49% of the 17,550,743  shares owned by Asbury Automotive Holdings L.L.C. FS Equity Partners III, L.P., FS Equity Partners International L.P. and FS Equity Partners IV, L.P., investment funds affiliated with Freeman Spogli, hold approximately 49% of the membership interests of Asbury Automotive Holdings L.L.C. and are deemed to be members of a group that owns the shares of Asbury Automotive Holdings L.L.C. The business address of Freeman Spogli, FS Equity Partners III, L.P. and FS Equity Partners IV, L.P. is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California

90025. The business address of FS Equity Partners International L.P. is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.

(4)          Based on a Schedule 13G filed with the SEC on January 30, 2006. Represent shares owned by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited. The business address of Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California  94105. The business address of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, England, U.K. EC3N 4HH. The business address of Barclays Global Investors Japan Trust and Banking Company Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012, Japan.

(5)          Represents 1,667 options granted in connection with director compensation exercisable within 60 days after the record date.

(6)          Does not include 17,550,743 shares of common stock held by Asbury Automotive Holdings L.L.C., an entity in which Ripplewood Partners L.P. holds an ownership interest of approximately 51%, as described in footnote (2). Mr. Collins is the Senior Managing Director and Chief Executive Officer of Ripplewood Investments L.L.C. and the general partner of Ripplewood Partners L.P. Mr. Collins expressly disclaims beneficial ownership of any shares held by Ripplewood Partners L.P. except to the extent of his pecuniary interests in them.

(7)          Represents 6,667 options granted in connection with director compensation exercisable within 60 days after the record date.

(8)          Includes 845,618 options exercisable within 60 days after the record date.

(9)          Represents 9,667 options granted in connection with director compensation exercisable within 60 days after the record date.

(10)   Pursuant to the terms of the Shareholders Agreement, Mr. McLarty does not possess sole voting power with respect to these shares.

(11)   Does not include 17,550,743 shares of common stock held of record by Asbury Automotive Holdings L.L.C., an entity in which investment funds affiliated with Freeman Spogli hold an ownership interest of approximately 49%, as described in footnote (3). Mr. Roth is a director, member, partner or executive officer of the general partners of each of these investment funds. Mr. Roth expressly disclaims beneficial ownership of any shares held by such investment funds except to the extent of his pecuniary interest in them.

(12)   Pursuant to the terms of the Shareholders Agreement, Mr. Tomm does not possess sole voting power with respect to these shares. Includes 123,939 options exercisable within 60 days of the record date.

(13)   Represents 117,554 shares owned by JIW Fund I LLC and 1,280,037 shares owned by JIW Enterprises, Inc. Mr. Wooley is a principal of JIW Fund I LLC and JIW Enterprises, Inc. and beneficially owns the shares held by these entities, but pursuant to the terms of the Shareholders Agreement, Mr. Wooley does not possess sole voting power with respect to these shares.

(14)   Represents 83,333 options exercisable within 60 days after the record date.

(15)   Represents 23,333 options exercisable within 60 days after the record date.

(16)   Includes 37,638 options exercisable within 60 days after the record date.

(17)   Represents 15,637 options exercisable within 60 days after the record date.

PROPOSAL NO. 1.
ELECTION OF DIRECTORS

Except as disclosed in this proxy statement, there are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected.

Three directors are to be elected to hold office as Class I directors for terms of three years, until their respective successors have been duly elected and qualified. If a proxy does not withhold authority for the election of any or all of the nominees for directors, the proxy holders will vote the shares represented by such proxy for the election of the three nominees. If a proxy withholds a vote from one or more nominees for directors, the proxy holders will follow the instructions.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. Management has no reason to believe that any of the nominees will not serve if elected. If a nominee is unable to stand for election, the Board will designate a substitute nominee. If a substitute nominee is designated, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Directors and Nominees for Election as Directors

Pursuant to the Company’s Restated Certificate of Incorporation and a resolution adopted by the Board, the size of the Board is twelve directors. The Board is classified into three classes, with three-year terms. The term of each Class I director expires this year, the term of each Class II director expires in 2007 and the term of each Class III director expires in 2008.

Currently, Class I has one vacant seat. The Board intends to fill this seat rather than reduce the number of its members. The Governance and Nominating Committee (also referred to in this proxy statement as the “GNC”) is conducting a board search for candidates to fill the vacant seat. In 2005, the Board also retained the executive search firm, SpencerStuart, to help identify and evaluate qualified candidates to fill this vacant seat.

The biographies below give information provided by the nominees about their principal occupation, business experience and other matters. For additional information regarding the directors and nominees, see “SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS”, “GOVERNANCE OF THE COMPANY”, and “RELATED PARTY TRANSACTIONS”.

Nominees for Election as Class I Directors

The nominees for election to Class I of the Board are Janet M. Clarke, Michael J. Durham and Charles B. Tomm. If re-elected at the annual meeting, their terms will expire in 2009.

Mr. Tomm has been designated a “Dealer Nominee” pursuant to the terms of the Shareholders Agreement, whereby the parties to the Shareholders Agreement are entitled to at least two seats on the Board if the number of non-management directors is greater than six.

The Board and management recommend you vote FOR each of these nominees.

JANET M. CLARKE (53) became a member of the Board and a member of the Audit Committee on April 1, 2005. Ms. Clarke is the founder of Clarke Littlefield LLC, a marketing technologies advisory firm, and has served as its president since June 2003 and from 2001 to 2002. She was the chief marketing officer of DealerTrack, Inc., a privately held automotive finance technology services company from September 2002 to June 2003. Ms. Clarke acted as chair and chief executive officer of the KnowledgeBase Marketing subsidiary of Young and Rubicam, Inc. from February 2000 through February 2001. From May 1997 until February 2000, Ms. Clarke served as managing director, global database marketing at Citibank for Citigroup’s consumer business. Ms. Clarke serves as director, chairman of the Audit

Committee and member of the Executive Committee at Cox Communications, Inc. and a director and member of the Compensation Committee of Gateway Corporation. Ms. Clarke also serves as a director and a member of the Audit Committee of ExpressJet Holdings, Inc. and as a director of eFunds Corporation and chairs the Compensation Committees of those Boards.

MICHAEL J. DURHAM (55) has served as the Non-executive Chairman of the Board since January 2004. He has served as a member of the Board and as a member of the Audit Committee and the Executive Committee since February 2003, and Chairman of the GNC since February 2005. He is a self-employed consultant at Cognizant Associates, Inc., a consulting firm he founded in August 2000. From July 1996 until October 1999, Mr. Durham served as President and Chief Executive Officer of Sabre, Inc., a travel distribution company, and as President from March 1995 to July 1996. Prior to joining Sabre, Inc., Mr. Durham spent sixteen years with AMR/American Airlines, serving as Senior Vice President and Treasurer of AMR and Senior Vice President of Finance and Chief Financial Officer of American Airlines. Mr. Durham serves on the Board of Directors, as Chairman of the Audit Committee and a member of the Environmental and Corporate Responsibility Committee of AGL Resources, Inc., on the Board of Directors and as a member of the Audit Committee of Acxiom Corporation and on the Board of Directors and a member of the Audit Committee and the Pension Oversight Committee of Bombardier Inc., a Canadian public company.

CHARLES B. TOMM (59) became a member of the Board on April 1, 2005. Mr. Tomm was named President and Chief Executive Officer of the Company’s Florida region, with responsibility for all dealership operations in Florida, in January 2005. He has been President and Chief Executive Officer of the Company’s Jacksonville platform, which is known as Coggin Automotive Group, since November 2003, and President and Chief Operating Officer since September 1997. He originally joined Coggin Automotive Group in April 1994 as Vice President, Chief Financial Officer and General Counsel and became Executive Vice President of Coggin in January 1996.

Current Class II Directors

The Class II directors are not standing for re-election at the upcoming annual meeting. Their terms expire in 2007.

PHILIP F. MARITZ (45) has served as a member of the Board since April 2002 and as Chair of the Audit Committee since May 2002. He is the co-founder of Maritz, Wolff & Co., which manages the Hotel Equity Fund, a private equity investment fund that owns luxury hotels and resorts. In 1990, he founded Maritz Properties, a commercial real estate development and investment firm where he serves as President.

JOHN M. ROTH (47) has served as a member of the Board and the Compensation Committee and as Chair of the Executive Committee since 1996. In February 2005, Mr. Roth became a member of the GNC. Mr. Roth joined Freeman Spogli & Co., Inc. in 1988, and became a General Partner in 1993. Mr. Roth was a member of Kidder, Peabody & Company, Inc.’s mergers and acquisitions group from 1984 to 1988. He is also a member of the Board of Directors of AFC Enterprises, Inc.

IAN K. SNOW (36) has served as a member of the Board, the Chair of the Compensation Committee and a member of the Executive Committee since 1996, and as a member of the GNC since February 2005. Mr. Snow is the CEO and Partner of Snow, Phipps & Guggenheim, a private equity firm.  From July 1995 until April 2005, Mr. Snow was a Managing Director and founding member of Ripplewood Holdings LLC, a global private equity investment firm. Prior to joining Ripplewood in 1995, Mr. Snow worked in the Media Corporate Finance Group at Salomon Brothers Inc.

JEFFREY I. WOOLEY (61) has served as a member of the Board since March 2003, as President and Chief Executive Officer of Asbury Automotive Tampa LLC, a wholly owned subsidiary of the Company

(“Asbury Tampa”) from September 1998 until February 2005, and as the Non-executive Chairman of Asbury Tampa since March 2005. Mr. Wooley has been in the automobile business for 41 years. He began his automotive career in 1965 and opened his first dealership in 1975. Prior to selling his dealerships to the Company in 1998, Mr. Wooley owned and operated nine franchises. He is a past President of the Pontiac National Dealer Council.

Current Class III Directors

The Class III directors are not standing for re-election at the upcoming annual meeting. Their terms expire in 2008.

TIMOTHY C. COLLINS (49) has served as a member of the Board since 1996. Mr. Collins founded Ripplewood Holdings L.L.C. in 1995 and currently serves as its Senior Managing Director and Chief Executive Officer. From 1991 to 1995, Mr. Collins managed the New York office of Onex Corporation, a leveraged buy-out group headquartered in Canada. Previously, Mr. Collins was a Vice President at Lazard Frères & Company and held various positions at Booz, Allen & Hamilton and Cummins Engine Company. He also serves on the Board of Directors of Shinsei Bank Ltd., a Japanese public company, and  RHJ International SA, a Belgian public company.

KENNETH B. GILMAN (59) has served as a member of the Board, a member of the Executive Committee and as the Company’s President and Chief Executive Officer since December 2001. He joined the Company following a 25-year career with The Limited Brands, the multi-brand apparel retailer, where his most recent assignment was as Chief Executive Officer of Lane Bryant. From 1993 to 2001, Mr. Gilman served as Vice Chairman and Chief Administrative Officer of The Limited Brands, and from 1987 to 1993 he was Executive Vice President and Chief Financial Officer.

VERNON E. JORDAN, JR. (70) has served as a member of the Board since April 2002, and was a member of the Audit Committee from April 2002 to February 2003. He has served as a Managing Director of Lazard Frères & Co. since January 2000. Prior to joining Lazard, Mr. Jordan was a senior executive partner with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., where he remains Of Counsel. Mr. Jordan’s corporate and other directorships include: American Express Company, Lazard, Ltd., J.C. Penney Company, Inc. and Xerox Corporation. Mr. Jordan also sits on the International Advisory Boards of DaimlerChrysler and Barrick Gold.

THOMAS F. MCLARTY, III (59) has served as a member of the Board since April 2002. He has served as the Non-executive Chairman of Asbury Automotive Arkansas, LLC, a wholly owned subsidiary of the Company (“Asbury Arkansas”) since April 2005. He began his 35-year career in the automotive retailing industry by building McLarty Leasing Systems, the platform his grandfather founded, into one of America’s largest transportation companies. Mr. McLarty also serves as President of Kissinger McLarty Associates, an international consulting firm formed in 1999. Between 1992 and 1998, Mr. McLarty served as White House Chief of Staff, Special Envoy for the Americas and Counselor to President Bill Clinton. He also was appointed to the National Petroleum Council by President George H.W. Bush and served on the St. Louis Federal Reserve Board from 1989 until joining the White House in 1992. Mr. McLarty currently serves on the Board of Directors of Acxiom Corporation.

GOVERNANCE OF THE COMPANY

The Board believes that the purpose of corporate governance is to ensure that the Company maximizes stockholder value in a manner consistent with legal requirements and the highest standards of integrity. It has adopted and adheres to corporate governance practices that it and management believe promote this purpose, are sound and represent best practices. The Company continually reviews its governance practices, Delaware law (the state in which the Company is incorporated), the rules and listing standards of the New York Stock Exchange (“NYSE”) and the regulations of the SEC, as well as best practices suggested by recognized governance authorities.

Independence of Directors

The Company is a controlled company and consequently is not required to comply with the NYSE’s requirement that a majority of its directors be “independent.” Asbury Automotive Holdings L.L.C. controls more than 50% of the voting power of the Company’s outstanding common stock. However, the Board has determined that the following seven of its eleven directors qualify as independent directors under the NYSE’s rules: Ms. Clarke, Messrs. Collins, Durham, Jordan, Maritz, Roth and Snow. The Board has adopted the categorical standards set forth below to assist it in making determinations of independence. These standards comply with the NYSE’s categorical standards for director independence.

Any director who satisfies all of the following criteria shall be presumed to be an “independent” director:

•       He or she has not been employed by, and none of his or her immediate family members* has been an executive officer of, the Company or its consolidated subsidiaries (together, the “Company”) at any time within the three years preceding the date of this determination;

•       He or she has not received, and none of his or her immediate family members has received, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), at any time within the three years preceding the date of this determination;

•       He or she has not been affiliated with or employed by, and none of his or her immediate family members has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company at any time within the three years preceding the date of this determination;

•       He or she has not, and none of his or her immediate family members has, at any time within three years from the date of this determination, been employed as an executive officer of another company where any of the Company’s present executive officers serve on that company’s compensation committee; and

•       He or she is not an executive officer or an employee, and none of his or her immediate family members is an executive officer of a company (other than a charitable organization) that, during the current fiscal year or last three completed fiscal years, made payments to, or received payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board also reviews and affirmatively determines based upon all relevant facts and circumstances, whether any director has a material relationship with the Company that would affect his or her independence, including any direct or indirect commercial, professional, charitable or familial relationships between the director or his or her immediate family members, on the one hand, and the Company or its executive officers, on the other hand.

*                    An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. Any such relationship arising by blood, marriage or adoption is included.

In addition, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee:

•       Accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service; or

•       Is an affiliated person of the Company.

The Board has affirmatively determined, by applying the categorical standards set forth above, that no independent director has any material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

As of April 28, 2005, the date of the Company’s 2005 annual meeting, one Board seat became vacant. The Board intends to fill this vacancy with an individual who will satisfy the categorical standards for independence set forth above.

Nomination of Directors

Although we are a controlled company, and not required to have a separate nominating committee under the rules and listing standards of the NYSE, the Board has established the GNC, which performs the nominating duties on behalf of the Board. The nominees for election at the annual meeting are all current directors and were originally recommended to the Board by various sources including other directors, the Company’s dealers and stockholders. In the case of new directors, potential candidates are identified through a number of sources, including management, current board members and the Company’s stockholders, and may include the engagement of third party search firms to assist in identifying and evaluating potential nominees. Candidates are evaluated in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders. In performing this evaluation, the GNC considers the diversity, age, skills, experience and other factors it deems appropriate given the needs of the Board and the Company to maintain a balance of knowledge, experience and capabilities. Qualified director nominees should possess high moral character and personal integrity, high level of leadership or managerial experience, experience and knowledge relative to matters affecting the Company, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of stockholders and growth of the Company, freedom from conflicts of interest, the ability to dedicate sufficient time, energy and attention to Board activities and the diligent performance of his or her duties, and reflect the diversity of the Company’s stockholders, employees, customers and communities.

The Board will consider director candidates recommended by the Company’s stockholders. In order to make such a nomination, the stockholder must (i) be a record holder of shares of common stock on the record date, (ii) be entitled to vote for the election of such director(s) and (iii) comply with the notice procedures set forth in the Company’s bylaws. If you would like a copy of the Company’s bylaws, please notify the Company at the address given on the first page of this proxy statement. The bylaws are also available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

Notice of a stockholder’s recommendation with regard to nominees for election to the Board must be delivered to or mailed and received by the Secretary of the Company not later than 90 days or earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If the annual meeting of the stockholders for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting of stockholders, such recommendation must be received by the Secretary of the Company not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company. The stockholder’s notice shall be signed by the stockholder of record who intends to recommend a nominee, shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (B) the number of shares of the Company which are owned of record and beneficially by such stockholder and such beneficial owner, (C) a representation that such stockholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice and (D) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination.

Communications with the Board

The Company has established procedures for stockholders and interested parties to communicate on a confidential basis  directly with the Board, with the Company’s non-management directors, or with a particular director by sending written communications to Asbury Automotive Group, Inc., 622 Third Avenue, 37th Floor, New York, NY 10017, Attn: Board of Directors. All letters must identify the author and clearly state whether the intended recipients are all members of the Board or only certain specified individual directors. The General Counsel will make copies of all letters and circulate them to the directors addressed. If the author of the communication wishes such communication to be confidential, it must be clearly indicated on the envelope that the communication is “confidential.” The General Counsel will then forward such communication, unopened, to the Chairman of the Board.

Committees of the Board

The Board has, as standing committees, an Audit Committee, a Compensation Committee, an Executive Committee and the GNC.

Audit Committee

The members of the Audit Committee during 2005 were Messrs. Maritz (Chair) and Durham, and Ms. Clarke. The Committee held twelve meetings in 2005. In accordance with the NYSE’s rules, all members of the Audit Committee meet the independence requirements for Audit Committee members and are financially literate. Mr. Durham is the Audit Committee financial expert. The charter of the Audit Committee is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

This Committee retains the firm of independent auditors engaged each year as the Company’s principal independent auditors, subject to shareholder ratification. It undertakes, with management and the independent auditors, the review of the financial statements, the financial reporting process and the adequacy of basic accounting services of the Company. The Audit Committee’s review of financial statements is more fully described below under the caption “REPORT OF THE AUDIT COMMITTEE”, and its responsibilities are outlined in the Audit Committee Charter.

Compensation Committee

The members of the Compensation Committee during 2005 were Messrs. Snow (Chair) and Roth, and Ms. Clarke. The Committee held nine meetings in 2005. Each member of the Committee is an independent director. The charter of the Compensation Committee is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

This Committee recommends to the Board the compensation to be paid the President and Chief Executive Officer, reviews the recommendations of the Chief Executive Officer as to the appropriate compensation of the Company’s corporate officers, has general supervisory power over, and has the power to grant awards under, the Company’s 2002 Equity Incentive Plan, and oversees other benefit plans. See “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION” for further detail on this process.

Executive Committee

The members of the Executive Committee during 2005 were Messrs. Roth (Chair), Durham, Gilman and Snow. The Committee held three formal meetings in 2005, and acted pursuant to unanimous written consent as necessary. The Executive Committee has and may exercise all the authority of the Board when the Board is not in session except that it does not have the authority to (a) approve or propose to stockholders actions required by the Delaware General Corporation Law to be approved by stockholders; (b) adopt, amend or repeal by-laws; (c) authorize distributions; (d) fill vacancies on the Board or any of its committees; (e) approve a plan of merger, consolidation or reorganization not requiring stockholder approval; (f) authorize or approve the reacquisition of shares, except according to a formula or method prescribed by the Board; or (g) authorize or approve the issuance or sale or contract for sale of shares or determine the designation and relative rights, preferences and limitations of a class or series of shares.

Governance and Nominating Committee

Because the Company is a controlled company, the NYSE’s rules do not require that it have a nominating committee. Nevertheless, in February 2005, the Company created the GNC to assume the nominating and corporate governance duties being undertaken by the full Board. The members of the GNC during 2005 were Messrs. Durham (Chairman), Roth and Snow, all of whom are independent directors. During 2005, the GNC held two formal meetings. The charter of the GNC is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

The GNC assists the Board by identifying qualified individuals to become directors and recommending the composition of the Board and its committees. It is also responsible for monitoring the process to assess the Board’s effectiveness and developing and implementing our corporate governance guidelines.

Directors’ Fees; Attendance

Directors who are employees of the Company or employees of its affiliates, including Asbury Automotive Holdings L.L.C., and its two principals, Ripplewood Partners L.P. and Freeman Spogli, do not receive a retainer or fees for service on the Board or its committees. All other directors (the “non-management directors”) receive an annual retainer for service that is paid in advance and meeting fees that are paid quarterly in arrears, as well as annual equity grants and the use of a motor vehicle.

During 2005, the compensation received by the non-management directors was as follows:  Mr. Durham, the Company’s non-executive Chairman, was paid $120,000 until November 21, 2005, at which time the Board, upon recommendation of the Compensation Committee, approved an increase of his annual retainer to $225,000 effective November 1, 2005. The other non-management directors were each paid an annual retainer of $30,000. In addition, the non-management directors received the use of a motor vehicle, $1,000 for their attendance at each meeting of the Board, $1,000 for their attendance at each meeting of the Compensation Committee and GNC, and $1,500 for their attendance at each meeting of the Audit Committee ($1,000 for Audit Committee meetings conducted by telephone and $750 for all other meetings conducted by telephone), plus reasonable out-of-pocket expenses.  The Audit Committee chair was paid $20,000 and the Compensation Committee and GNC chairs were each paid $5,000. Each non-management director also received a grant of options having an aggregate exercise price equal to $75,000, up to a maximum of 5,000 shares, under the Company’s 2002 Equity Incentive Plan.

At a meeting of the Board on February 23, 2006, the Compensation Committee recommended, and the Board approved, the following changes to Board compensation for non-management directors:  Each non-management director, except Mr. Durham, receives an annual retainer of $35,000. In addition, the non-management directors receive $1,500 for their attendance at meetings of the Board and meetings of the Compensation Committee and the GNC in person, and $2,000 for their attendance at meetings of the Audit Committee in person ($1,500 for Audit Committee meetings conducted by telephone and $1,000 for all other meetings conducted by telephone). The retainers for the chairs of each committee remain the same. Each non-management director will continue to be reimbursed for reasonable out-of-pocket expenses incurred for attendance at Board and/or committee meetings and will continue to receive the use of a motor vehicle. However, in lieu of receiving the annual grant of Company stock options that the Company has historically paid to the non-management directors, the Compensation Committee has recommended, and the Board has agreed, that such directors will receive a grant of time-vesting restricted stock following the release of the Company’s second quarter earnings. The actual grant date and the number of shares of restricted stock granted to each non-management director will be determined at the Compensation Committee and the Board meetings scheduled for May 2006.

During 2005 there were twenty-three meetings of the Board. Each director attended at least 75% of the total meetings of the Board and Committees on which he or she served, except Messrs. Collins, Mr. Jordan and Mr. McLarty. In accordance with the NYSE’s rules, the non-management directors held five executive sessions during 2005. Mr. Durham presides over such executive sessions.

The Company does not have a policy with regard to the attendance of the members of its Board at annual meetings. At the time of the Company’s 2005 Annual Meeting of Stockholders, the Board was comprised of eleven members; there was one seat vacant. Ten of the eleven then-current members of the Board attended such meeting.

Code of Business Conduct and Ethics

In accordance with the NYSE’s rules and the rules and regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all directors, officers and employees. These documents are available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

The Company will provide you with copies of the above-mentioned documents as well as our Audit Committee, Compensation Committee and GNC charters, free of charge, if you call or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 622 Third Avenue, 37th Floor, New York, New York 10017.

CORPORATE OFFICERS

Listed below is information on the Company’s corporate officers as of March 30, 2006. Corporate officers are elected by and serve at the discretion of the Board.

Name	Age	Position
Kenneth B. Gilman*	59	President, Chief Executive Officer and Director
J. Gordon Smith*	51	Senior Vice President and Chief Financial Officer
Lynne A. Burgess*	56	Vice President, General Counsel and Secretary
Philip R. Johnson*	57	Vice President of Human Resources
Brett Hutchinson*	34	Vice President and Controller
Terence V. Cooney	42	Vice President of Real Estate Asset Management
Kenneth E. Jackson	47	Vice President of Regional Human Resources
Hunter C. Johnson	44	Vice President and Treasurer
George C. Karolis	31	Vice President of Corporate Development
Allen T. Levenson	43	Vice President of Sales and Marketing
Charles A. Robinson, IV	54	Vice President of Finance and Insurance
John M. Rooks	60	Vice President of Risk Management
John C. Stamm	49	Vice President of Operations

*                    Denotes executive officer

Set forth below is a brief description of the business experience of the Company’s corporate officers for at least the past five years.

KENNETH B. GILMAN Please see Mr. Gilman’s biographical information under “ELECTION OF DIRECTORS” above.

J. GORDON SMITH has served as the Company’s Senior Vice President and Chief Financial Officer since September 2003. He joined the Company following over 26 years with General Electric Company (“GE”). The last twelve years he served as Chief Financial Officer for three of GE’s commercial finance businesses: Corporate Financial Services, Commercial Equipment Finance and Capital Markets.

LYNNE A. BURGESS has served as the Company’s Vice President and General Counsel since September 2002, and as Secretary since February 2005. From July 2001 to September 2002, Ms. Burgess served as General Counsel and Secretary to the Governance Committee of Oliver, Wyman & Company, LLC, a strategy-consulting firm to the financial services industry. Prior to joining Oliver, Wyman & Company, Ms. Burgess was Senior Vice President and General Counsel of Entex Information Services, Inc., a national personal computer systems integrator, from May 1994 until June 2000.

PHILIP R. JOHNSON has been the Company’s Vice President of Human Resources since June 2000. Mr. Johnson has held top human resources positions in large national and regional retail companies for the past 23 years. He operated his own human resources consulting practice from 1998 to 2000. From 1994 to 1998 he served as Senior Vice President of Human Resources at Entex Information Services, Inc., a national personal computer systems integrator.

BRETT HUTCHINSON has served as the Company’s Vice President and Controller since February 2004. Mr. Hutchinson held various positions in the finance department since joining the Company in April 1999, including serving as Corporate Controller from September 2002 until February 2004. Prior to joining Asbury, Mr. Hutchinson worked for five years at Arthur Andersen in New York City and Columbus, Ohio.

TERENCE V. COONEY has served as the Company’s Vice President of Real Estate Asset Management since August 2004. Mr. Cooney joined the Company following five years at United Systems

Integrators Corporation (“USI”), where he served as Vice President, New York Metro Real Estate Services. Prior to joining USI, Mr. Cooney served as the Director of World Headquarters Asset Management of NYNEX from June 1995 to June 1996.  From June 1986 to May 1994, Mr. Cooney served as the Director of Real Estate Asset Management Services at NYNEX.

KENNETH E. JACKSON has served as the Company’s Vice President of Regional Human Resources since April 1, 2005 and as the Company’s Director of Human Resources since June 1, 2001. Prior to joining Asbury, Mr. Jackson held Human Resources Management positions with NIKE, Inc. and Robinson-May Stores, a division of May Department Stores.

HUNTER C. JOHNSON has served as the Company’s Vice President and Treasurer since April 1, 2005 and as the Company’s Treasurer since May 2003. Mr. Johnson joined the Company following 14 years with DaimlerChrysler where he worked in a variety of positions, primarily within the finance staff at Chrysler and Chrysler Financial Corporation and in the Office of the Chairman of DaimlerChrysler Services in Berlin.

GEORGE C. KAROLIS has served as the Company’s Vice President of Corporate Development responsible for the Company’s acquisitions and divestitures since February 2004. Since joining the Company in April 2000, Mr. Karolis has held a number of positions in the finance department, including Director of Financial Operations and Director of Corporate Development. Prior to joining Asbury, Mr. Karolis worked for four years at Arthur Andersen in its transaction advisory services group in New York City.

ALLEN T. LEVENSON has served as the Company’s Vice President of Sales and Marketing since March 2001. Prior to joining the Company, Mr. Levenson had over 20 years of experience in senior roles with leading retailers and management consulting firms including McKinsey & Company and Bain & Company. From July 1999 to February 2001, Mr. Levenson co-founded and served as President and Chief Executive Officer of Gazelle.com, a business-to-consumer e-commerce company.

CHARLES A. ROBINSON, IV has served as the Company’s Vice President of Finance and Insurance since August 2004. Mr. Robinson joined the Company following 24 years of service with AON Corp. (“AON”). During Mr. Robinson’s last two years at AON, he served as the President and Chief Executive Officer of Resource Dealer Group, a  division of AON which distributes insurance products to the automotive retail industry. Prior to joining AON, Mr. Robinson spent eight years in the automotive retail industry where he served as the General Manager and a Sales Manager of two Ford dealerships in Milton and Braintree, Massachusetts.

JOHN M. ROOKS has served as the Company’s Vice President of Risk Management since April  2005 and as the Company’s Director of Risk Management since January 1999. Prior to joining Asbury, Mr. Rooks was Vice President of Risk Management and Human Resources for Coggin Automotive Group. Over the past 36 years, he has served in the insurance industry in various capacities including as a broker and as a risk manager for Lynch Management Company, another large automotive dealer. Mr. Rooks was employed with Traveler’s Insurance Company for 20 years as underwriting and marketing manager.

JOHN C. STAMM has served as the Company’s Vice President of Operations since November 2005 and Vice President of Dealer Development since January 2002. From June 2000 to January 2002, Mr. Stamm served as the Company’s Director of Fixed Operations (parts, service and collision repair). With over 30 years of automotive retailing experience, Mr. Stamm served as a Fixed Operations Consultant for Coughlin Automotive in Newark, Ohio from September 1999 to June 2000. From October 1996 to June 1999, he served as the Vice President and General Manager of McCuen Management Corporation in Westerville, Ohio. Prior to October 1996, Mr. Stamm was employed for

14 years at Automanage Inc., a large automotive retailer, where he held various managerial positions, including General Manager.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership of such securities with the SEC. These persons are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to the Company or prepared by the Company on behalf of such Section 16 filers, or written representations that no Forms 5 were required, other than those for certain exempted transactions, the Company believes that these filers have complied with all Section 16(a) filing requirements during 2005, with the exception of one late report filed by DMCD Autos Irving, Inc. reporting two transactions, three late reports filed by DMCD Autos Houston, Inc. reporting eleven transactions, one late report filed by Noel Daniels reporting two transactions, two late reports filed by Luther Coggin reporting thirty-six transactions, one late report filed by Childs & Associates Inc. reporting one transaction and six late reports filed by SLT/TAG Inc. reporting thirty-six transactions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee’s responsibilities include establishing policies regarding the compensation of the Company’s corporate officers and overseeing the administration of the Company’s compensation plans. All decisions regarding compensation of the Company’s corporate officers during 2005 were made by the Committee, except those compensation decisions that must be approved by the Board of the Directors with respect to the Company’s Chief Executive Officer. The members of the Committee were Ian Snow, John Roth, Thomas Israel (from January 2005 until his resignation on April 28, 2005), and Janet Clarke (from April 2005 to December 2005), all of whom were independent directors.

General Executive Compensation Policy

Executive Compensation.   The Company’s executive compensation program consists primarily of base salary, annual incentive payments, stock-based incentives, which in the past included stock options, but now include performance award units, and employee benefits, including matching contributions to the Company’s 401(k) plan. The goal of the Company’s compensation program is to (i) motivate the Company’s corporate officers to maximize their contribution to the Company in order to improve long-term stockholder value, and to reward those who do so, (ii) attract and retain the highest caliber of executive talent available, and (iii) recognize individual performance and the performance of the Company relative to the performance of its peers. The Company’s executive compensation program is designed to enhance the Company’s overall strength and financial performance by aligning the financial interests of its corporate officers with those of its stockholders, and to foster adherence to and promotion of its business mission, values, strategic goals and annual objectives.

The Compensation Committee reviews salary increases for the current year and incentive payments to be made in connection with the Company’s previous year’s performance. In order to make such determinations as to salary increase and/or incentive payments, the Committee considers certain qualitative factors relating to performance, such as the corporate officer’s:

•       scope of responsibilities;

•       the level of compensation in relation to other executives of the Company with the same, more or fewer responsibilities;

•       level of experience;

•       individual performance;

•       demonstrated leadership ability;

•       overall effectiveness; and

•       attainment of pre-established goals.

The Committee strongly believes that the interests of senior management must be closely aligned with those of the Company’s stockholders. Long-term incentives in the form of stock-based performance awards only provide a vehicle to reward the Company’s officers if the Company attains certain goals, which goals, if reached, will also mean an increase in stockholder value. Finally, in making its decisions, and to maintain the desired levels of competitiveness and congruity with the Company’s long-term performance goals, the Compensation Committee receives input from senior management.

Implementation of Executive Compensation Policy

The following describes the manner in which the Company’s executive compensation policy was implemented generally and summarizes the more important factors that were considered in establishing the various components of the compensation packages of the Company’s corporate officers for the year ended December 31, 2005. Although this report highlights the factors considered in determining the compensation of the Company’s corporate officers for 2005, the Committee may, in its discretion, apply entirely different factors, particularly different measures of performance, in setting executive compensation for future fiscal years. However, it is expected that all compensation decisions will be designed to further the Company’s executive compensation policy set forth above.

Base Salary and Bonus.   The Company’s Chief Executive Officer recommended to the Committee new base salary levels of the Company’s other corporate officers. The factors upon which the Committee ultimately determined corporate officer salaries included consideration of the level of job responsibility, experience and job performance for each corporate officer. In addition, the Committee also took into account factors relating to the Company’s business plan and general economic conditions, including changes to the consumer price index and regional cost of living expenses.

In determining bonuses for the Company’s corporate officers for the year ended December 31, 2005, other than for its Chief Executive Officer, the Committee considered, among other factors, the Company’s overall financial performance, including its net operating income before taxes (“NIBT”) results in relation to its budget, certain targets recommended by the Committee and approved by the Board at the beginning of 2005, and each executive’s performance against pre-established individual goals set at the beginning of 2005.

Equity-based Incentives.   Traditionally, the Committee has granted stock options to the Company’s corporate officers and key employees on a discretionary basis. Due to changes in the accounting rules concerning the expensing of stock options, upon the recommendation of management, the Committee decided to grant performance award units in lieu of stock options as part of the Company’s long-term incentive plan. The performance award agreements provide for the award of performance units with each unit representing the right to receive one share of the Company’s common stock.

Each performance award vests over a three-year performance period and is based on the Company’s total performance for the three-year period (the “performance cycle”) as measured against objective performance goals related to (1) new vehicle revenue growth as compared to peer companies, (2) used vehicle revenue growth as compared to peer companies, (3) finance and insurance revenue growth, (4) fixed operations gross profit and (5) earnings per share. Each performance award sets forth a target number of shares to be granted to the award recipient assuming the performance goals are met at the target level. The actual number of shares earned by an award recipient may range from 0 to 180% of the target number of shares, depending upon achievement of the performance goals during the performance cycle.

The Committee’s philosophy behind the granting of performance awards is that by substituting the performance measurements of these performance-based awards for the time vesting element of stock options, the Company’s corporate officers and key employees will be motivated to improve the Company’s financial results. As the financial targets of the performance awards are met, the value of the Company’s shares will be increased, thereby compounding the wealth creation impact of the Company’s long-term incentive plan.

While the Company did not grant performance awards during the fiscal year ended December 31, 2005, on January 11, 2006, the Company granted 32,000 performance award units to the named executive officers (as defined below), excluding the Chief Executive Officer, as part of compensation for 2005. The performance cycle for these performance awards is fiscal years 2005, 2006 and 2007, with vesting in fiscal year 2008.

Chief Executive Officer.   Mr. Gilman’s base salary was set at $750,000 at the time he executed his employment agreement in December 2001. Pursuant to the terms of his employment agreement, the Board is required to review his base salary annually and may increase or decrease his base salary in its sole discretion, but may not decrease his base salary below $750,000. In setting Mr. Gilman’s base salary for 2005, the Committee considered various factors described above and examined his accomplishments and strategic leadership during the previous year. The Committee also sought to make the base salary component of Mr. Gilman’s compensation competitive with the compensation paid to chief executive officers of comparable companies.

Pursuant to the terms of Mr. Gilman’s employment agreement, the bonus component of his compensation was based on certain financial targets recommended by the Committee and approved by the Board at the beginning of 2005. These targets were similar to those established to determine the bonuses of the Company’s other corporate officers. Mr. Gilman’s bonus payment was based on the NIBT achieved by the Company for the fiscal year ended December 31, 2005. He was eligible for up to one times his base salary for achieving the NIBT target (which is similar to the internal NIBT budget for the Company), up to an additional one times his base salary for exceeding the NIBT target, and no bonus if the Company failed to achieve a minimum target level of NIBT.

For the year ended December 31, 2005, Kenneth B. Gilman earned a base salary of $776,250 and a bonus of $1,249,763.

Policy Regarding Qualifying Compensation.   Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1,000,000 per taxable year ceiling on tax-deductible remuneration paid (not including amounts deferred) to any one of the five most highly compensated executive officers of a publicly held corporation, unless the remuneration is treated as performance based or is otherwise exempt from the provisions of Section 162(m). While the Committee intends to maximize the tax-efficiency of its compensation programs generally, it retains flexibility in the manner in which it awards compensation to act in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible by reason of Section 162(m).

Submitted by the Members of the Compensation Committee
Ian K. Snow (Chair)
John M. Roth
Janet M. Clarke

SUMMARY COMPENSATION TABLE

The following table shows compensation for the fiscal years 2005, 2004 and 2003 for the Chief Executive Officer and the other most highly compensated executive officers of the Company (collectively, the “named executive officers”) who were employed by the Company at the end of 2005, and Robert D. Frank, Jr., who was a named executive officer for the fiscal years covered by this table until his resignation in July 2005.

								Awards of
			Annual Compensation					Common Stock
						Other Annual		Underlying	All Other
Name and Position	Year		Salary		Bonus	Compensation*		Options	Compensation**
Kenneth B. Gilman,	2005		$776,250		$1,249,763	$121,018	(1)	—	$4,200
President and Chief	2004		$806,106		$530,179	$75,493	(2)	162,177	$4,100
Executive Officer	2003		$766,154		$365,808	$92,443	(3)	—	$4,000
Robert D. Frank, Jr.	2005		$283,462	(4)	$218,458	$30,565	(5)	—	$251,123 (6)
Senior Vice President-	2004		$533,077		$291,655	$102,601	(7)	50,000	$4,100
Automotive Operations	2003		$484,616		$281,313	$277,206	(8)	50,000	$4,000
J. Gordon Smith,	2005		$537,038		$579,880	—		—	$4,200
Senior Vice President and	2004		$533,431		$273,390	—		50,000	$2,800
Chief Financial Officer	2003	(9)	$115,385		$293,438	—		100,000	—
Lynne A. Burgess,	2005		$328,461		$195,690	—		—	$4,200
Vice President, General	2004		$332,631		$105,788	—		15,000	$4,100
Counsel and Secretary	2003		$306,154		$68,936	—		5,000	$1,669
Philip R. Johnson,	2005		$326,923		$192,390	—		—	$4,200
Vice President-Human	2004		$328,091		$102,650	—		15,000	$4,100
Resources	2003		$303,154		$67,809	—		7,500	$4,000
Brett Hutchinson,	2005		$227,692		$112,140	—		—	$4,200
Vice President and	2004		$201,923		$63,325	—		5,000	$4,100
Controller	2003		$163,769		$53,178	—		2,500	$4,000

*                     Does not include perquisites and other personal benefits, if the aggregate amount is less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the named executive officer.

**               Represents Company 401(k) Plan match for each named executive officer, except Robert D. Frank, Jr. For a description of Mr. Frank’s compensation in this column, see footnote (6).

(1)           Includes compensation representing (i) a tax gross-up of income of $58,508, (ii) a relocation tax gross-up of income of $2,710, (iii) reimbursement for medical and dental insurance claims of $25,461, (iv) reimbursement for life insurance premiums of $8,063, (v) reimbursement for legal fees of $8,276 incurred in the negotiation of Mr. Gilman’s employment agreement and (vi) automobile allowance of $18,000.

(2)           Includes compensation representing (i) a tax gross-up of income of $28,088, (ii) a relocation tax gross-up of income of $4,971, (iii) reimbursement for medical insurance claims of $15,679, (iv) reimbursement for life insurance premiums of $8,063 and (v) automobile allowance of $18,692.

(3)           Includes compensation representing (i) a tax gross-up of income of $35,137, (ii) a relocation tax gross-up of income of $12,415, (iii) reimbursement for medical insurance claims of $18,829, (iv) reimbursement for life insurance premiums of $8,062 and (v) automobile allowance of $18,000.

(4)           Represents compensation from January 1, 2005 until the date of Mr. Frank’s resignation in July 2005.

(5)           Includes compensation representing vacation pay of $30,565.

(6)           Includes compensation representing (i) severance pay of $246,923 and (ii) Company 401(k) Plan match of $4,200.

(7)           Includes compensation representing (i) a tax gross-up of income of $45,796, (ii) a relocation tax gross-up of income of $46,815 and (iii) an automobile allowance of $9,990.

(8)           Includes compensation representing (i) a tax gross-up of income of $123,941, (ii) a relocation tax gross-up of income of $143,645 and (iii) an automobile allowance of $9,620.

(9)           Became Senior Vice President and Chief Financial Officer on September 29, 2003, and the amounts shown represent compensation earned from that date until December 31, 2003.

OPTION GRANTS IN 2005

There were no option grants to the named executive officers in 2005.

OPTION EXERCISE AND YEAR-END VALUE TABLE

The following table discloses the options that were exercised by or are attributable to the named executive officers during 2005 and sets forth the number and value of their unexercised options at December 31, 2005.

	Aggregated Option Exercises in 2005 and Year-End
	Option Values
			Number of Securities		Intrinsic Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired	Value	Options at Dec. 31, 2005(#)		Dec. 31, 2005($)
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable(1)	Unexercisable(1)
Kenneth B. Gilman	—	—	791,559	108,118	—	—
Robert D. Frank, Jr.	110,605	$299,725	—	—	—	—
J. Gordon Smith	—	—	83,333	66,667	$35,499	$71,001
Lynne A. Burgess	—	—	23,333	11,667	$146,498	$31,402
Philip R. Johnson	—	—	37,638	12,500	$96,346	$36,450
Brett Hutchinson	—	—	15,637	4,166	$41,349	$12,147

(1)           Based on the New York Stock Exchange Composite closing price as published in The Wall Street Journal for the last business day of the fiscal year ($16.46).

LONG-TERM INCENTIVE PLAN AWARDS TABLE

			Estimated Future Payouts Under Non-Stock
		Performance	Price-Based Plans
		or Other	Threshold		Maximum
		Period Until	(# of shares		(# of shares of
		Maturation of	of common		common
Name	Number of Units (#)	Payout	stock)	Target (*)	stock))
Kenneth B. Gilman	—	—	—	—	—
Robert D. Frank, Jr.	—	—	—	—	—
J. Gordon Smith	20,000	3 years	8,000	20,000	36,000
Lynne A. Burgess	5,000	3 years	2,000	5,000	9,000
Philip R. Johnson	5,000	3 years	2,000	5,000	9,000
Brett Hutchinson	2,000	3 years	800	2,000	3,600

*                    See discussion on Performance Awards below.

On January 11, 2006, the Compensation Committee of the Board approved a grant of 175,500 performance share units (the “Performance Awards”) to certain key employees of the Company, including the named executive officers listed in the table above, as part of compensation for the fiscal year ended December 31, 2005. The Performance Awards were granted pursuant to the Company’s 2002 Equity Incentive Plan, as amended. Each grant of Performance Awards is evidenced by an agreement entered into as of January 17, 2006 between the Company and the award recipient.

Each Performance Award provides an opportunity for the award recipient to receive a number of shares of the Company’s common stock based on the Company’s performance during 2005, 2006 and 2007 (the “Performance Cycle”) as measured against objective performance goals related to (1) new vehicle revenue growth as compared to peer companies, (2) used vehicle revenue growth as compared to peer companies, (3) finance and insurance revenue growth, (4) fixed operations gross profit and (5) earnings per share. Each Performance Award sets forth a target number of shares to be granted to the award recipient assuming the performance goals are met at the target level. The actual number of shares earned by an award recipient may range from 0 to180% of the target number of shares (with 40% of the target number being the threshold at which shares would be earned), depending upon achievement of the performance goals during the Performance Cycle.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY
COMPENSATION PLANS

The number of stock options outstanding under the Company’s equity compensation plans, the weighted average exercise price of outstanding options, and the number of securities remaining available for issuance, as of December 31, 2005, were as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrant and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,095,144	$14.57	2,351,953
Equity compensation plans not approved by security holders(1)	846,118	$17.28	—
Total	2,941,262	$15.35	2,351,953

(1)          The options reported in this row reflect issuances under the Company’s 1999 Option Plan (as defined below). There were 87,893 forfeitures of options and 138,727 options exercised as of the end of 2005 under this Plan. Options that have been forfeited are not available for reissuance under the Company’s 1999 Option Plan and the Company does not intend to issue additional options under such Plan.

The Company’s 2002 Stock Option Plan was originally adopted by the Board on March 9, 2002. On February 25, 2003, the Board approved an amendment to the 2002 Stock Option Plan increasing the number of shares available for issuance under the 2002 Stock Option Plan from 1,500,000 to 4,750,000. The Company’s 2002 Stock Option Plan, as amended, was approved by the Company’s stockholders at the Company’s annual stockholders meeting on May 8, 2003, and renamed the Asbury Automotive Group, Inc. 2002 Equity Incentive Plan (referred to herein as the “2002 Equity Incentive Plan”).

In January 1999, the Company adopted an option plan under which it issued non-qualified options granting the right to purchase limited liability company interests in the Company prior to its incorporation (the “1999 Option Plan”). Under the Company’s 1999 Option Plan, which was amended and restated effective December 1, 2001, the Company granted options to certain of its directors, officers, employees and consultants for terms and at exercise prices and vesting schedules set by the Compensation Committee. Prior to the Company’s initial public offering, options were issued under the Company’s 1999 Option Plan for the purchase of 3.51% of the limited liability company interests which were converted upon the Company’s initial public offering into options to purchase 1,072,738 shares of the Company’s common stock in accordance with the 1999 Option Plan and which equaled 3.12% of the Company’s outstanding common stock as of December 31, 2005. The Company does not intend to issue options under the Company’s 1999 Option Plan in the future, and except to non-management directors, the Company did not issue any options under the 2002 Equity Incentive Plan during 2005.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

Kenneth B. Gilman.   Mr. Gilman has an employment agreement with the Company to serve as its Chief Executive Officer and President until December 31, 2006, unless terminated earlier in accordance with its terms. During the term of his agreement, Mr. Gilman will receive an annual salary and will be eligible to earn an annual bonus of up to his annual salary if the Company achieves performance targets set by the Board and an additional bonus of up to his annual salary if the Company exceeds those targets by an amount determined by the Board. If the Company does not renew Mr. Gilman’s employment at the end of the term or he is terminated without cause or he leaves the Company for good reason, the Company will pay him an amount equal to his annual base salary and the bonus he earned in the previous year. He will not be entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause. During the term of Mr. Gilman’s employment and for two years after the termination of his contract (one year if the Company does not renew his contract), he is subject to non-competition and non-solicitation provisions.

Pursuant to the terms of his employment agreement, Mr. Gilman was granted options to acquire up to 737,500 shares of the Company’s common stock immediately preceding the Company’s initial public offering at an exercise price of $17.93 per share, which vest ratably over a three-year period. On March 14, 2004, two years from the date of the initial public offering, under the terms of his employment agreement, as amended, Mr. Gilman was granted an additional option to purchase up to 162,177 shares of the Company’s common stock at an exercise price of $17.18 per share, which option vests ratably over a three-year period. The options expire five years after their grant date but will expire sooner if Mr. Gilman’s employment terminates before that date.

If there is a change in control of the Company, the Company will pay Mr. Gilman 299% of the average annual base salary and bonus paid to Mr. Gilman over the previous five full calendar years (or the term of his employment, if shorter). In addition, Mr. Gilman’s options will immediately vest and be exercisable unless he would be subject to a golden parachute excise tax imposed under the Internal Revenue Code.

Mr. Gilman’s Employment Agreement provides that his incentive compensation is payable pursuant to the Company’s Key Executive Incentive Compensation Plan. Additionally, he will be reimbursed by the Company for medical expenses incurred during the term of his employment, provided that such expenses relate to underlying claims that are eligible for coverage under the Company’s group medical plan in effect to the extent that such plan does not reimburse such expenses. Such medical expenses include deductibles, co-payments, co-insurance, and amounts above the usual and customary levels. Mr. Gilman’s Employment Agreement also provides that upon the termination of his employment, providing that such termination was not for good cause, he may elect to continue to participate in the Company’s medical insurance plan, at his expense, until the earliest of (i) his becoming eligible for coverage under a similar plan of a subsequent employer; (ii) the Company’s failing to obtain coverage for him under such plan with the applicable insurer of such plan; (iii) such arrangement becoming prohibited by law or regulation; and (iv) his failure to comply with the Company’s payment requirements for continued participation in such plan.

J. Gordon Smith.   Mr. Smith entered into a severance agreement with the Company dated September 29, 2003, providing for one year of base salary and benefits continuation and a pro-rated bonus if terminated; provided, however, that if he is terminated within two years of a change in control, as provided in that agreement, he is entitled to three years of base salary and benefits continuation. Mr. Smith will not be entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause. If Mr. Smith’s office is relocated by more than 50 miles, his base salary is reduced or his duties or title are diminished, he may be entitled to severance pay under this severance agreement. Mr. Smith is restricted by non-solicitation and non-compete restrictions for one year following final payment to him under the severance agreement in the case of termination and three years following a change in control.

Lynne A. Burgess.   Ms. Burgess entered into a severance agreement with the Company, dated April 21, 2003, providing for one year of base salary and benefits continuation and a pro-rated bonus if terminated; provided, however, that if terminated within two years of a change in control, as provided in that agreement, she is entitled to three years of base salary and benefits continuation. Ms. Burgess will not be entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause. If Ms. Burgess’ office is relocated by more than 50 miles, her base salary is reduced or her duties or title are diminished, she may be entitled to severance pay under this severance agreement. Ms. Burgess is restricted by non-solicitation and non-compete restrictions for one year following final payment to her under the severance agreement in the case of termination and three years following a change of control.

Philip R. Johnson.   Mr. Johnson entered into a severance agreement with the Company, dated April 21, 2003, providing for one year of base salary and benefits continuation and a pro-rated bonus if he is terminated; provided, however, that if terminated within two years of a change in control, as provided in that agreement, he is entitled to three years of base salary and benefits continuation. He will not be entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause. If  Mr. Johnson’s office is relocated by more than 50 miles, his base salary is reduced or his duties or title are diminished, he may be entitled to severance pay under this severance agreement. Mr. Johnson is restricted by non-solicitation and non-compete restrictions for one year following final payment to him under the severance agreement in the case of termination and three years following a change of control.

Brett Hutchinson.   Mr. Hutchinson entered into a severance agreement with the Company, dated August 1, 2005, providing for one year of base salary and benefits continuation and a pro-rated bonus if he is terminated. He will not be entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause. If  Mr. Hutchinson’s office is relocated by more than 50 miles, his base salary is reduced or his duties or title are diminished, he may be entitled to severance pay under this severance agreement. Mr. Hutchinson is restricted by non-solicitation and non-compete restrictions for one year following final payment to him under the severance agreement.

PERFORMANCE GRAPH

The following graph shows the value as of December 31, 2005, of a $100 investment in the Company’s common stock made on March 14, 2002, as compared with similar investments based on (i) the value of the S & P 500 Index (with dividends reinvested) and (ii) the value of a market-weighted Peer Group Index composed of the common stock of AutoNation, Sonic Automotive, Group 1 Automotive, United Auto Group and Lithia Motors, in each case on a “total return” basis assuming reinvestment of dividends. The market-weighted Peer Group Index values were calculated from the beginning of the performance period. The stock performance shown below is not necessarily indicative of future performance.

Comparison of Cumulative Returns
Assumes Initial Investment of $100
and Reinvestment of Dividends

RELATED PARTY TRANSACTIONS

Certain directors and their affiliates engaged in transactions with the Company during 2005. The majority of the Company’s related party transactions with these directors relate to long-term operating leases of facilities, which is a fairly common practice in the automotive retail industry. Rent expense attributable to related parties was approximately  $13.4 million for the year ended December 31, 2005, and future minimum payments under related party long-term, non-cancelable operating leases as of December 31, 2005, were $76.3 million. The Company believes all of the related party transactions involved terms comparable to or more favorable to the Company than terms that would be obtained from an unaffiliated third party.

Related Party Transactions with Thomas F. McLarty, III

The Company leases from Mr. McLarty, his immediate family members and his affiliates the following properties used by the Company’s dealerships in Arkansas for dealership lots and offices:

•       property leased from NPF Holdings L.L.C., a limited liability company in which Mr. McLarty has a 58.5% ownership interest, for a monthly rental fee of $67,963;

•       property leased from MHC Properties G.P., a partnership in which Mr. McLarty has an 85.5% ownership interest, for a monthly rental fee of $15,147; and

•       property leased from Prestige Properties, GP, a partnership in which Mr. McLarty indirectly holds a 58.1% ownership interest, for a monthly rental fee of $42,331.

On February 23, 1999, Mr. McLarty and McLarty Companies, Inc. (“McLarty Companies”) entered into an agreement with the Company’s subsidiaries, Asbury Automotive Arkansas, L.L.C. (“Asbury Arkansas”) and Asbury Automotive Group LLC, to provide management and consulting services. In February 2002, such agreement was amended to extend the term and to increase the annual compensation (the “Original McLarty Agreement”). On March 21, 2005, Mr. McLarty entered into an employment agreement which amended the Original McLarty Agreement, effective February 1, 2005 (the Original McLarty Agreement, as amended, referred to herein as the “Agreement”). The significant provisions of the Agreement are as follows.

Mr. McLarty is employed as the Chairman of the Asbury Arkansas at an annual salary of $100,000. Asbury Arkansas reimburses Mr. McLarty a total of $5,800 per month for lease and miscellaneous expenses relating to his office space, including administrative support. In addition, Mr. McLarty participates in all life insurance, medical insurance, disability insurance and other benefits that may be provided to the employees of Asbury Arkansas from time to time, subject to the terms and eligibility requirements of the plan documents of each respective insurance or other benefit plan. Furthermore, Asbury Arkansas pays the monthly leasing (but not insurance) cost for two vehicles leased on Mr. McLarty’s behalf, for a total amount of $1,185 per month. The Agreement expires on February 1, 2010.

Mr. McLarty is subject to a non-compete and non-solicit while an employee of Asbury Arkansas. In addition, Mr. McLarty is subject to a non-solicit and, in certain circumstances, to a non-compete, upon the termination of his employment relationship with Asbury Arkansas. Mr. McLarty is entitled to receive severance pay if his employment is  terminated without cause or for good reason. However, if Mr. McLarty elects to waive severance pay upon termination of his employment, he will not be subject to such non-compete.

Asbury Arkansas made a lump sum payment to Mr. McLarty in the amount of $1,300,000, less applicable withholdings and taxes, in March 2005 to satisfy any monetary and non-monetary obligations that may have been owed to him or his affiliates by Asbury Arkansas or the Company under the terms of the Original McLarty Agreement.

Related Party Transactions with Jeffrey I. Wooley

The Company leases two properties used by the Company’s Florida region for dealership lots and offices from Mr. Wooley for a monthly rental fee of $189,893. The Company also leases from Mr. Wooley a parking lot for its Florida region’s Hyundai facility for a monthly rental fee of $10,353 as of December 31, 2005.

Mr. Wooley is employed as the Chairman of the Company’s subsidiary, Asbury Automotive Tampa, L.P. (“Asbury Tampa”). Mr. Wooley and Asbury Tampa entered into an employment agreement dated as of September 1, 2003 (the “Original Wooley Agreement”). This agreement was amended, effective as of March 31, 2005 (the Original Wooley Agreement, as amended, referred to herein as the “Wooley Agreement”).  Pursuant to the Wooley Agreement, Mr. Wooley receives an annual salary of $100,000, is entitled to the use of an office located at one of Asbury Tampa’s dealership locations and is reimbursed an additional $3,333 per month for administrative support. Mr. Wooley participates in all life insurance, medical insurance, disability insurance and other benefits that may be provided to the employees of Asbury Tampa from time to time, subject to the terms and eligibility requirements of the plan documents of each respective insurance or other benefit plan.

If Mr. Wooley’s employment is terminated without cause or by Mr. Wooley for good reason prior to the fifth anniversary date of the Wooley Agreement (the “Wooley Term”), Mr. Wooley shall continue to receive certain benefits and perquisites pursuant to the Wooley Agreement through the Wooley Term, which include, among other things:

i.                   life insurance, medical insurance, disability insurance and other benefits comparable to those provided to Asbury Tampa’s other senior executive offices and permitted under applicable law;

ii.               paid vacation time;

iii.           reimbursement for annual dues for membership in two country clubs selected by Mr. Wooley, which dues are not to exceed $20,000; and

iv.             the use by Mr. Wooley and his family of four demonstrator vehicles selected from the inventory of the Asbury Tampa’s dealerships.

After the Wooley Term, Mr. Wooley may continue to participate in Asbury Tampa’s medical insurance plan at his own expense, subject to certain circumstances which may prevent such participation. Mr. Wooley is subject to a non-compete and non-solicit while an employee of, and for a certain period of time upon the termination of his employment with, Asbury Tampa.

Asbury Tampa made a lump sum payment to Mr. Wooley in the amount of $500,000, less applicable withholdings and taxes, in March 2005 to satisfy any monetary and non-monetary obligations that may have been owed to Mr. Wooley by Asbury Tampa or the Company under the terms of the Original Wooley Agreement.

Mr. Wooley’s brother, Millard J. Wooley, is employed by Asbury Tampa. Millard Wooley serves in the capacity of wholesale manager at Courtesy Nissan of Tampa at a salary of $100,000 per year.

Mr. Wooley’s son, Jeffrey I. Wooley, Jr., is a Project Manager for J. O. Delotto & Sons, Inc. (“Delotto”), a construction firm engaged in remodeling work for two of the Company’s dealerships in the Florida region. During fiscal year 2005, the Company paid $1,984,147 to J.O. Delotto & Sons, Inc. for such work.

Related Party Transactions with Charles B. Tomm

The Company and Charles B. Tomm entered into a severance agreement on June 10, 2005, effective as of April 1, 2005, in connection with his position as the President and Chief Executive Officer of the Company’s Florida region. Mr. Tomm’s severance agreement provides that if Mr. Tomm’s employment with the Company is terminated, the Company will pay Mr. Tomm severance based upon his base salary as of the date of termination, which at no time will be less than 18 months or greater than 36 months of his base salary. In addition, if Mr. Tomm participates in a bonus compensation plan at the date of termination, his severance will include a bonus payment in an amount equal to the bonus earned but not already paid for the year in which the termination occurred, prorated through the date of termination. Mr. Tomm will not receive any severance pay if his employment is terminated for cause or voluntary resignation, or due to death, disability or retirement.

For a period of 12 months following the date of termination, Mr. Tomm may continue to participate in and contribute to any health or dental plans in which he was participating in or contributing to at the time of his termination, which participation will terminate 30 days after he has obtained other employment under which he is entitled to receive equal benefits.  Upon the termination of the extended benefits described above, COBRA coverage will be available to Mr. Tomm, at his option, as provided by the policies of the Company.

Mr. Tomm is restricted by non-solicitation and non-compete provisions in his severance agreement for one year following the date of the termination of his employment with the Company.

In connection with the execution of this severance agreement, Mr. Tomm’s base salary and bonus compensation plan were finalized. Mr. Tomm currently receives an annual base salary of $600,000. In addition, he is eligible to participate in a bonus compensation plan with a target bonus of 80% of base salary, with 70% of such bonus compensation payable upon achievement of net operating income metrics for the Florida region and 30% payable upon achievement of business development objectives. In addition, on January 11, 2006, the Company granted Mr. Tomm 20,000 Performance Awards as part of his compensation for the fiscal year ended December 31, 2005, with the same terms as those Performance Awards granted to the named executive officers. Please see the “Long-Term Incentive Plan Award Table” on page 21 for a further discussion of the terms of such grant.

Related Party Transactions with Vernon E. Jordan, Jr.

During 2005, the Company paid $74,421 in legal fees to Akin, Gump, Strauss, Hauer & Feld, L.L.P., a law firm in which Mr. Jordan is Of Counsel.

Other

From time to time, the Company’s directors and named executive officers purchase or lease vehicles at the Company’s dealerships that are valued over $60,000.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s most recent audited consolidated financial statements for the year ended December 31, 2005 with the Company’s management and Deloitte & Touche LLP, the Company’s independent auditors for the year ended December 31, 2005. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, (Audit Committee Communications), as amended, relating to the auditors’ judgment about the quality of the Company’s accounting principles, as applied in its financial reporting.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants’ independence from the Company, and has discussed with Deloitte & Touche LLP their independence from the Company and its management.

Based on the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Submitted by the Members of the Audit Committee:

Philip F. Maritz (Chair)
Michael J. Durham
Janet M. Clarke

INDEPENDENT AUDITORS’ FEES

The following table summarizes the aggregate fees billed to the Company by the independent auditors:

	2005	2004
Audit Fees	$2,222,400	$2,570,004
Audit-Related Fees	$20,000	$20,325
Tax Fees	—	—
All Other Fees	$40,210	—
Total	$2,282,610	$2,590,329

Audit Fees

The aggregate fees of Deloitte & Touche LLP for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and 2004, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal years ended 2005 and 2004 were $2,222,400 and $2,570,004 respectively. The audit fees also included fees associated with the audit of management’s assessment of the effectiveness of its internal controls as required by Section 404 of the Sarbanes-Oxley Act. Included in the 2004 audit fees are $82,500 of fees associated with comfort letters and various filings with the SEC. The fees in 2005 include $269,491 that had not been billed to the Company as of December 31, 2005.

Audit-Related Fees

The aggregate fees of Deloitte & Touche LLP for professional services rendered for assurance and related services in connection with the audits of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and 2004 were $20,000 and $20,325, respectively. The audit-related fees in 2005 and 2004 related to the audit of one of the Company’s benefit plans.

Tax Fees

There were no tax fees billed by Deloitte & Touche LLP during 2005 and 2004.

All Other Fees

The aggregate fees of Deloitte & Touche LLP for professional service rendered for benefits consultation were $40,210 for 2005. Deloitte & Touch LLP did not perform any benefits consulting in 2004.

The Audit Committee of the Board has determined that the provision of other audit-related services is compatible with maintaining the principal accountant’s independence.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the Company’s independent auditor. Each year, the Audit Committee approves the proposed services, including the nature, type and scope of services to be performed by the independent auditor during the fiscal year and the related fees. Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

Pursuant to the requirements of the Sarbanes-Oxley Act, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

PROPOSAL NO. 2
APPOINTMENT OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, the Board has appointed Deloitte & Touche LLP as the Company’s principal independent auditors for the year ending December 31, 2006, subject to ratification by the stockholders. Representatives from Deloitte & Touche LLP will be present at the annual meeting and will be available to make such comments as may be appropriate and to answer proper questions.

The Board and management recommend you vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the year ending December 31, 2006.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

This proxy statement relates to the Company’s Annual Meeting of Stockholders for the calendar year 2006, which will take place on May 5, 2006. The Company currently expects that its 2007 Annual Meeting of Stockholders will be held in May 2007. In order to be eligible for inclusion in the Company’s proxy materials for the 2007 Annual Meeting, any stockholder proposal must be submitted in writing to the Company’s Corporate Secretary and received at the Company’s executive offices at 622 Third Avenue, 37th Floor, New York, New York 10017 by the close of business on November 29, 2006 or such later date as the Company may determine and announce in connection with the actual scheduling of the 2007 Annual Meeting. To be considered for presentation at the 2007 Annual Meeting, although not included in the Company’s proxy statement, any stockholder proposal must be received at the Company’s executive offices at the foregoing address on or before the close of business on February 5, 2007 or such later date as the Company may determine and announce in connection with the actual scheduling of the 2007 Annual Meeting. The procedure for nominating directors is described above under “GOVERNANCE OF THE COMPANY—Nomination of Directors.”

All stockholder proposals for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in the Company’s proxy materials), the Company’s Restated Certificate of Incorporation, bylaws and Delaware law.

OTHER MATTERS

Management knows of no other matters to be brought before the 2006 Annual Meeting of Stockholders, but if other matters come before the meeting, the proxy holders intend to take such action as in their judgment is in the best interest of the Company and its stockholders.

The Company will bear the expenses of preparing, printing and mailing the proxy materials to the stockholders. In addition, the Company will retain The Altman Group to aid in the broker search, for which such firm will be paid a fee of $2,000, plus reasonable out-of-pocket expenses and disbursements. Officers and employees of the Company may request the return of proxies by telephone, telegram or in person, for which no additional compensation will be paid to them.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, the Company is permitted to use a method of delivery, often referred to as “householding.” Householding permits the Company to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. The Company did not household materials for the annual meeting. If the Company households materials for future meetings, then only one copy of the Company’s annual report and proxy statement will be sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the annual meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The Company will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any stockholder at the same address. If you wish to receive a separate copy of the annual report and proxy statement, you may contact the Company’s Investor Relations Department (a) by mail at 622 Third Avenue, 37th Floor, New York, NY 10017, (b) by telephone at 212-885-2500, or (c) by e-mail at investor@asburyauto.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of the Company’s annual report and proxy statement may request delivery of a single copy by contacting the Company as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

ADDITIONAL INFORMATION

The Company files annual, quarterly and special reports, proxy materials and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the Company’s filings at the regional offices of the SEC or over the Internet at the SEC’s web site at www.sec.gov. Additional information can also be found on the Company’s web site at www.asburyauto.com. Information contained on any web site referenced in this proxy statement is not incorporated by reference in this proxy statement.

If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, please call or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 622 Third Avenue, 37th Floor, New York, New York 10017, and the exhibits will be provided to you upon the payment of a nominal fee (which fee will be limited to the expenses the Company incurs in providing you with the requested exhibits).

ASBURY AUTOMOTIVE GROUP, INC.

622 Third Avenue, 37th Floor

New York, NY 10017

ANNUAL MEETING OF STOCKHOLDERS, MAY 5, 2006,  9:00 A.M.

The undersigned hereby appoints Lynne A. Burgess and Ian K. Snow, and each or either of them, with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Asbury Automotive Group, Inc. (“Asbury”) which the undersigned is entitled to vote only at the Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Friday, May 5, 2006, at 9:00 a.m., local time, at The Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York, and at any and all adjournments thereof, as marked on the reverse side.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. As of March 30, 2006, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned hereby acknowledges receipt from Asbury prior to execution of this proxy of a Notice of Annual Meeting of Stockholders and Proxy Statement dated March 30, 2006 and the 2005 Annual Report to Stockholders.

PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

(Continued and to be voted on the reverse side.)

☐	Mark this box with an X if you have made
Changes to your name and address details above.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

A. Election of Directors				B. Issues
The Board recommends a vote FOR the following proposals.
1. The Board of Directors recommends a vote FOR the listed nominees for Class I Directors.
					FOR	AGAINST	ABSTAIN
		FOR	WITHHOLD	2. Ratification of appointment of Deloitte & Touche LLP as	☐	☐	☐
Asbury’s independent public
Nominees:	(01) Janet M. Clarke	☐	☐	accountants for the year ending December 31, 2006
	(02) Michael J. Durham	☐	☐

	(03) Charles B. Tomm	☐	☐	Mark this box with an X if you plan to attend the Annual Meeting.			☐

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

  Note:  Please sign card exactly as name appears hereon. When shares are held by joint tenants, both should sign, but only one signature is required. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature: Signature: Date: